Exhibit 15.1

[Letterhead of Deloitte & Touche LLP, Atlanta, Georgia]

January 23, 2004

Delta Air Lines, Inc.

Atlanta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as indicated in our reports dated April 17, 2003, August 8, 2003, and November 12, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, are being incorporated by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-108176 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/    DELOITTE & TOUCHE LLP